Exhibit 99-1

For Immediate Release

CPG International Appoints Eric K. Jungbluth Chief Executive Officer

March 10, 2008

CPG International Inc. (CPG), a leading manufacturer of premium, branded, low maintenance building products for both residential and commercial markets, today announced the appointment of Eric K. Jungbluth as Chief Executive Officer.

In a statement, AEA Investors LLC, CPG International’s principal shareholder, and CPG International’s Board of Directors together welcomed Mr. Jungbluth into his new role: “Eric’s extensive experience in commercial and residential building products through his time at HNI and Moen prepares him well for his new role at CPG. During his leadership of HNI’s Allsteel and HON divisions, Eric generated significant revenue and profit growth and developed strong experience in public company management. As CPG continues to focus on its mission of becoming the leading supplier of premium low-maintenance building products, Eric will provide excellent leadership and direction.” Glenn Fischer, CPG’s Interim CEO prior to Mr. Jungbluth’s appointment said: “Eric’s proven general management skills and strong record of results-oriented leadership will serve him extremely well in his new role at CPG.” Mr. Fischer, an Operating Partner at AEA Investors LLC, will continue to serve on CPG’s Board of Directors post-transition.

Mr. Jungbluth joins CPG International from HNI Corporation, where he served as an Executive Vice President and the President of The HON Company. Mr. Jungbluth joined HNI Corporation in 2003 as President of Allsteel Inc. Prior to joining Allsteel, Mr. Jungbluth held several senior roles at Moen Incorporated (a division of Fortune Brands) including Vice President of National Accounts, Vice President of Business Development, and VP/General Manager of CSI Accessories. Mr. Jungbluth also spent two years at Kirsch (a division of Newell) as Vice President of Sales, and ten years at Warner Lambert in sales, marketing, and brand management roles. Mr. Jungbluth has a BA degree from the University of Wisconsin with a major in accounting and finance.

The Company will be scheduling an investor presentation in Scranton, PA early in the second quarter to discuss first quarter performance, long-term strategic goals, and introduce Mr. Jungbluth to the investor community.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered, premium, low-maintenance, building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company’s products are marketed under several brands including AZEK® Trim, AZEK® Deck, AZEK® Mouldings, Santana Products, Comtec

Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other brands. For additional information on CPG please visit our web site at www.cpgint.com.